Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this "Agreement") is entered into by and between SONIFI Solutions, Inc. ("SONIFI") and Zonzia Media, Inc ("Network") and is effective as of August 1, 2015 (the "Effective Date"). SONIFI and Network may each be referred to herein as a "Party' and may be collectively referred to herein as the "Parties".

1.          Definitions and Interpretation.

1.1          Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in this Section 1.1, except to the extent expressly set forth herein:

(a)	"Ad Time" means all promotional, commercial, advertisement, public-service announcement (collectively, "Ads") and other non-programming time contained in the Service

(b)	"Alter" or "Altered" means to digitize, encode, transcode, decode, encrypt. decrypt, multiplex, rate shape, compress, decompress, packetize, reassemble, modify, edit, modulate, remodulate, buffer, replace or otherwise technologically manipulate. "Alteration" shall have the appropriate correlative meaning.

(c)	"Confidential Information" means all information, whether disclosed prior to or after the Effective Date hereof, that relates to either Party's non-public present and future products, business plans, business opportunities, pricing, marketing plans, financial information, analyses, compilations, research, development, know-how, technology, designs, ideas, concepts, inventions, discoveries, methods, combinations, techniques, solutions, systems, specifications, software, code, communications protocols, algorithms, prototypes, devices, or other intellectual property, or third party confidential information disclosed through dealings or discussions between the Parties, including derivations, revisions and improvements thereto, and the existence and details of dealings or discussions between the Parties. Confidential Information may be furnished in tangible and intangible form including, but not limited to, writings, drawings, schematics, flow charts, computer and other electronic media, samples, demonstrations and oral communications. Confidential Information furnished in written form shall be marked as confidential or bear a marking of like import, and if furnished orally or by demonstration shall be designated as confidential at the time of initial disclosure arid described generally in a written summary to be sent to the receiving Party within thirty (30) days after such initial disclosure. Information which is not so marked or claimed shall not be treated as Confidential Information under this Agreement.

(d)	"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, actions and policies of an entity, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlled" and "Controlling" have meanings correlative thereto.

(e)	"Force Majcurc Event" means acts of God, accidents, fires, floods, earthquakes, riots, civil disturbances, strikes and labor disputes (other than those involving Network or Network Entity employees), terrorism, vandalism, Internet service outages, uplink or downlink outages, legal enactment, governmental order or regulation or other cause (financial inability excepted) beyond the reasonable control of the Party experiencing such event.

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(f)	"Guest Room" means the non-public spaces for transient rental, not including meeting rooms or ballrooms, within a Participating Property.

(g)	"Future Format" means (1) any 3-13 format, regardless of resolution, (ii) any enhanced video resolution such as UHD 4K that is greater than 720p or 1080i (whether in progressive, interlaced or other format) and/or with a frame rate greater than thirty (30) frames-per-second (e.g., Ultra HD); and (iii) any other transmission or display format other than SD or HD format in which Network makes a Signal of the Service available to any other distributor of the Service in the Territory.

(h)	"HD" or "High Definition" means a high definition video display format that satisfies applicable ATSC standards (or other applicable successor standards) (i.e., as of the ElTective Date, a minimum vertical display resolution of 1080i or 720p).

(i)	"Network Entity" means any entity Controlled by, under common Control with or Controlling the Network.

(j)	"Participating Properties" means those hotels, resorts, timeshares, residential and other transient-stay properties served by SONIFI that subscribe to the Service.

(k)	"Required Material" means the Service's primary audio and video components and the following: underlying data, protocols and instructions necessary to deliver the Service and Signals to SONIFI, and to distribute, perform and exhibit the Service and Service programming via SONIFI platforms, closed captioning, Nielsen (or industry standard successor) ratings information, and all data or information that Network is required at any time by the Federal Communications Commission or its successor or by applicable law or regulation to provide and that is included in the vertical blanking interval (or its digital equivalent) or the audio or video subearriers of the Service.

(l)	"Service" has the meaning ascribed in Section 4 (including subsections).

(m)	"Signal(s)" means the upstream and/or downstream feed(s), regardless of transmission technology, transporting the Service and the signal(s)/data comprising the Service, all of which may be HD format and/or a Future Format or, to the extent specifically provided for herein, in standard definition or analog format.

(n)	"SONIFI Entity" means any entity Controlled by, under common Control with or Controlling SONIFI.

(a)	"Territory" means the United States, its territories and possessions, and the Caribbean, including but not limited to those nations, states and dependencies comprising the Caribbean Community and the Association of Caribbean States (either as members, full members or associate members), in which SONIFI lawfully can and does display Signals at Participating Properties.

1.2          In this Agreement, unless otherwise specified:

(a)	the expression "including' means "including but not limited to";

(b)	references to Exhibits are to the exhibits to this Agreement;

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(c)	the Exhibits form an operative part of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits;

(d)	words denoting the singular shall include the plural and vice versa, and

(e)	headings are for information only and shall not be taken into account when construing the meaning of this Agreement.

2.          Term. Unless terminated earlier as provided herein, the initial term of this Agreement shall consist of the period of two (2) years commencing on the Effective Date (the "Term").

3.          Grant of Rights.

3.1          During the Term, Network hereby grants to SONIFI the non-exclusive, non-assignable (except pursuant to Section 17.3(a)), non-sublicensable, royalty-free right and license for the Territory to: (a) receive the Signal and the Service in all standard definition, I ID format and Future Format versions available, and (b) transmit, distribute, subdistribute through third parties.. perform, display and exhibit the Signal and the Service, in any format now known or hereafter developed, irrespective of transmission technology, transmission format and/or display format via the SONIFI "in-Guest Room" satellite-delivered television programming and/or interactive hotel entertainment platform or any successor platforms thereto (collectively, the "SONIFI Platforms") to any one or more display devices (including television monitor, tablet computer or mobile phone).

4.          Content of the Service.

4.1          Service Description. The -Service" is the video programming service, consisting of the Signals provided to SONIFI pursuant to this Agreement that include a variety of general entertainment programming. Network represents, warrants and covenants that, throughout the Term: the Service shall be a linear 24-hour-per-day, 7-day-per-week, 365-day-per-year, professionally-produced, high-quality, advertiser-supported, free-to-view, English language, multi-genre video programming service and shall include original programming produced by or on behalf of Network and syndicated programming distributed by Network. Without limiting the foregoing, the Service shall conform (in terms of the nature, type, genre, quality of programs, target audience, and relative quantity of different types of programs :i in all material respects to the programming set forth in the sample program schedule attached hereto as Schedule 4.1.

4.2          Alternate Service. If, during the Term, Network makes available in the Territory (i) a video programming service using a material amount of Service branding or (ii) a video programming service the majority of programming of which, in any month, contains the same genre(s) of programming as the Service and which targets the same audience (or part thereof) as the Service (whether or not branded with Service branding), then SONIFI shall have the right to (i) receive from Network and make such video programming service (an "Alternate Service") available via the SONIFI Platforms in the Territory in addition to the Service and on the same terms and conditions applicable to the Service (except that unless otherwise agreed by the Parties, no additional Distribution Fee (defined below) shall apply. or (ii) in SONIFI's sole discretion, substitute the Service with any such Alternate Service on the same terms and conditions applicable to the Service.

4.3          The Service (including any Ads contained therein) will not contain: (a) any programming that is rated (or if not rated, that would have been rated) more restrictively than "PG-13" by the Motion Picture Association of America or "TV-14" under the National Cable Television Association TV Parental Guidelines (or any comparable rating under any successor or other industry ratings system that is widely adopted by the motion picture or cable television industries), (b) religious programming that includes (directly or indirectly) any solicitation or request for donations, contributions or payments of any kind (whether monetary or otherwise); (c) music videos; (e) pay-per-view movies or events; (f) programming containing blackouts or associated with surcharges; (g) promotion or marketing of "800," "888," "900,-or "976' telephone services, or similar services that bill a caller for placing or confirming the call (other than for the telephone company's cost of the call), relating (directly or indirectly) to gambling, the occult, astrological, psychic, sexual or romantic activities or other adults-only services, or that is directed at children; (h) programming bought or leased by a third party; (i) direct on-air sales programming (including infomercial programming); or (j) programming other than (1) Ads provided for herein, (2) the primary audio and video of the Service and (3) the Required Material.

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4.4          SONIFI shall have the right to distribute, exhibit, display and perform the Service and Signal either by itself or as part of a bundled offering containing similar programming from other content providers.

4.5          Network shall not embed any data or material other than Required Material in the Signal that cannot be blocked or removed by SONIFI using then-existing equipment available on commercially reasonable terms at the time such material is embedded ("Prohibited Material"). If the Signal includes any Prohibited Material that SONIFI elects to remove or block (which blockage or removal is expressly permitted hereunder and, in respect of which, Network agrees to provide SONIFI such reasonable assistance and information as SONIFI may request), Network shall reimburse SONIFI for any and all costs incurred by SONIFI as a result of such block-out or removal within thirty (30) days of notice to Network from SONIFI of such costs. Network represents and warrants that, other than the Required Material, it is not engaged as of the Effective Date in any such embedding with respect to the Signal and the Service and agrees that it shall provide to SONIFI (i) no less than ninety (90) days prior written notice of its intention to embed any material other than Required Material into or around the Signal prior to the commencement of such embedding; (ii) prompt written notice of its actual embedding of any material other than Required Material of any additional Required Material into or around the Signal; and (iii) prompt written notice of its relocation of any information already embedded in the Signal, which notice shall describe with specificity the information Network intends to so embed, has embedded or has relocated, as the case may be, and the technical placement of such information within the Signal.

4.6          Network shall not include in the Service any Ads or other material that promotes, advertises or mentions any product or service that is competitive with any of SONIFI's current products or services or any future products or services of which SONIFI has made Zonzia aware.

4.7          if, for any reason, the Service includes (a) Prohibited Material or programming prohibited by this Agreement, (b) programming that deviates from the content as required in this Agreement, and/or (c) content not selected and programmed by Network, SONIFI may (in addition to all other rights and remedies under this Agreement, at law or in equity): (l )_discontinue distribution of the Service on any or all SONIFI Platforms; (2) preempt the deviating and/or prohibited programming/Prohibited Material on any or all SONIFI Platforms and/or, in SONIFI's sole discretion, insert substitute programming thereon; and/or (3) terminate this Agreement.

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5.          Distribution Fee.

5.1          During the Term, SONIFI shall earn a monthly fee (the "Distribution Fee") for distribution of the Service in the amount of twenty-two cents (US $0 22) for each Guest Room in all Participating Properties subscribing to the Service as of the end of the calendar month, as provided herein

6.          Payment.

6.1          Within thirty (30) days following the end of each calendar month in which SONIFI has earned Distribution Fees, SONIFI shall calculate the applicable Distribution Fee amount and invoice Network therefor. Network shall pay such amount, in full, within thirty (30) days of the invoice date to an account designated by SONIFI the Distribution Fees for such calendar month.

7.          Delivery and Distribution of the Service.

7.1          Beginning as of the Effective Date and continuing throughout the Term, Network at its sole cost and expense shall deliver the Signal to SONIFI at the locations designated by SONIFI and in accordance with the quality requirements and technical specifications (including format) specified by SONIFI.

7.2          Network shall identify the make and model of one or more commercially available integrated receiver and decoder devices and associated equipment that, in SONIH's determination, are required for, and will facilitate SONIFI's receipt and distribution of, the Service and Signal as herein contemplated ("Equipment"). Network, at its sole cost and expense, shall provide to SONIFI the required Equipment for each facility from which SONIFI intends to distribute the Service and Signal. The Equipment shall be provided to SONIFI in such quantity or quantities, at such time or times, and at such location or locations as SONIFI from time-to-time designates.

7.3          Network shall supply at no cost to SONIFI the authorization credentials and/or software necessary to receive, unencrypt and/or reassemble the Signal ("Credentials") in order to enable SONIF1 to simultaneously transmit the Signal via the SONIFI Platforms and to otherwise exercise any other rights granted under this Agreement.

7.4          Network shall, as soon as possible, notify SONIFI in writing of any significant deterioration, disruption, discontinuance of, or interruption in or other interference with the transmission of the Signal that may have a negative effect on SONIFI's reception, distribution, display and/or exhibition of the Signal or the Service and rectify the same with the utmost expediency. Network shall reimburse SONIFI's actual direct costs due to such deterioration, disruption, discontinuance, interruption or interference.

8.          Reports; Inspection and Audit.

8.1          Subject to any contractual limitations imposed by Participating Properties, SONIFI shall provide Network with certain available viewing metrics or data that SONIFI generally provides to its other video programming partners.

9.          Rights Clearances. Network shall be responsible for securing all rights clearances, including, without limitation, music performance rights, related to the Service or Service video programming and content necessary for SONIFI's distribution and exhibition thereof in accordance with this Agreement.

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10.          [Reserved].

11.          [Reserved].

12.          Intellectual Property. SONIFI acknowledges that, as between Network and SONIFI, the names and marks owned by Network (and the names of certain Service promotions and programs) are the exclusive property of Network, Network Entities or third-parties and that SONIFI has not and will not acquire any proprietary rights therein by reason of this Agreement. SONIFI may not use the Network Marks without Network's prior approval and any use must comply with Network's then-current guidelines regarding use of the Network Marks or with Network's prior written approval, which may be withheld for any reason in Network's sole discretion. Should Network object to any use of the Network Marks by SONIFI, Network may revoke, with respect to the objectionable use, SONIFI's rights to use the Network Marks, and SONIFI shall immediately cease using the Network Marks in the objectionable manner. For purposes of this Agreement, `'Network Marks" means, without limitation, any and all marks owned, registered and/or used by Network and/or one or more Network Entities. Notwithstanding the preceding, no prior approval of Network shall be required for the standard mention and marketing by or on behalf of SONIFI of Network channel availability and content, either separately or as part of a bundle or package service. Network acknowledges that, as between Network and SONIFI, the SONIFI Marks are the exclusive property oSONIFI, the SONIFI Entities and/or their licensors. Network may not use the SONIFI Marks without SONIFI's prior approval and any use must comply with SONIFI's then-current guidelines regarding use of the SONIFI Marks. Network will not acquire any proprietary and/or ownership rights to the SONIFI Marks by virtue of this Agreement. Should SONIFI object to any use of the SONIFI Marks by Network, SONIFI may revoke, with respect to the objectionable use, Network's rights to use the SONIFI Marks, and Network shall immediately cease using the SONIFI Marks in the objectionable manner. For purposes of this Agreement, "SONIFI Marks" means, without limitation, the trademarks "SONIFI", "SONIFI SELECT", "STAYI000", "STAY1000LX", "STAYCONNECT", "CONTENT & CONNECTIVITY'', THF CONNECTOR LOGO and any other marks owned, registered and/or used by SONIFI and/or one or more SONIFI Entities

13.          Representations and Warranties.

13.1          Each Party represents and warrants to the other that (a) it is duly organized, validly existing and in good standing under the laws of the country, state. province or governmental unit under which it is organized; (b) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (c) it is under no contractual or other legal obligation that in any way interferes with its full, prompt and complete performance hereunder, (d) the individual executing this Agreement on its behalf has authority to do so; and (e) the obligations created by this Agreement, insofar as they purport to be binding on such Party, constitute legal, valid and binding obligations enforceable in accordance with their terms

13.2          Network represents, warrants and covenants that, at Network's sole cost and expense, the Service and the Signal comply as of the Effective Date, and will continue to comply throughout the Term in all respects with all applicable laws, rules, regulations, administrative orders, court orders, and judicial decisions (regardless of whether such laws or regulations impose the obligation for compliance on Network or on SONIFI), as each may be amended or superseded from time to time (collectively, "Network Regulatory Requirements") Network shall cooperate with SONIFI, at Network's sole expense, to the extent necessary to establish compliance with all Network Regulatory Requirements. Network further covenants and agrees that at the end of each quarter (or on any shorter time interval required by any Network Regulatory Requirements or upon the reasonable request of SONIFI), Network shall promptly provide SONIFI all records, documents and other information and data as are necessary for SONIFI to timely and fully demonstrate its compliance with such Network Regulatory Requirements, and a certification (and any other report required by the Federal Communications Commission or any other regulatory authority in the Territory) signed by Network's Chief Executive Officer, General Counsel or Chief Financial Officer (or equivalent officer or representative, respectively) as to Network's compliance with all of the Network Regulatory Requirements (or to the extent any such Network Regulatory Requirements are not applicable, a statement setting forth the basis for such non-applicability).

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13.3          SONIFI represents, warrants and covenants that, at SONIFI's sole cost and expense the services provided hereunder will comply throughout the Term in all respects with all applicable laws, rules, regulations, administrative orders, court orders, and judicial decisions, as each may be amended or superseded from time to time (collectively, "SONIFI Regulatory Requirements"). SONIFI shall cooperate with Network, at SONIFI's sole expense, to the extent necessary to establish compliance with all SONIFI Regulatory Requirements. SONIFI further covenants and agrees that at the end of each quarter (or on any shorter time interval required by any SONIFI Regulatory Requirements or upon the reasonable request of Network), SONIFI shall promptly provide Network all records, documents and other information and data as are necessary for SONIFI to timely and fully demonstrate its compliance with such SONIFI Regulatory Requirements, and a certification (and any other report required by the Federal Communications Commission or any other regulatory authority in the Territory) signed by Network's Chief Executive Officer, General Counsel or Chief Financial Officer (or equivalent officer or representative, respectively) as to SONIFI's compliance with all of the SONIFI Regulatory Requirements (or to the extent any such SONIFI Regulatory Requirements are not applicable, a statement setting forth the basis for such non-applicability).

13.4          Network represents, warrants and covenants that: (a) it has and will maintain the right to grant the rights and licenses granted herein, free arid clear of all liens, restrictions, charges, claims and encumbrances; (b) it has obtained and will maintain all licenses, permits, exemptions, authorizations and consents necessary to fully perform this Agreement; and (c) neither the Service nor any programming, content or Ad Time contained therein (i) is or will be libelous, slanderous, obscene, defamatory, indecent or otherwise unlawful, or (ii) violates or infringes or will violate or infringe the civil, common law: statutory or property rights, copyrights, including music synchronization and performance rights, and dramatic and nondramatic music rights, trademark rights. patent rights or rights of privacy or publicity of any person or entity. Without limiting the foregoing., Network represents, warrants and covenants that it has, and throughout the Term will have a "through-to-the-viewer- license (as such term is commonly understood in the entertainment industry) from the applicable music performing rights societies and organizations (c g., ASCAP, RMI and SESAC) in each country within the Territory for all music contained in the Network's Service, programming and content.

14.          Indemnification.

14.1          Mutual. SONIFI and Network shall each indemnify, defend and hold_harmless_the other Party and such other Party's parents, subsidiaries and affiliates and each of their present and former officers, shareholders, directors, employees, partners and agents, from and against any and all claims, losses, liabilities, costs, damages and expenses, including fines, forfeitures, attorneys' fees, disbursements and court or administrative costs arising out of or relating to claims by or on behalf of a third party (collectively, "Losses") by reason of any breach or alleged breach by the indemnifying Party of any provision of this Agreement or any warranty.. covenant or representation contained herein.

14.2          By Network. Without limiting Network's other indemnification obligations herein, Network shall indemnify, defend and hold harmless SONIFI and SONIFI's parents, subsidiaries and affiliates and each of their present and former officers, shareholders, directors, employees, partners and agents from and against any and all Losses, arising directly or indirectly out of: (i) the content of the Service (including but not limited to Ms, advertising spots and music performances), the use of the Service hereunder or of any promotional or other materials or content provided to SONIFI by Network including any Losses based upon any suit, lien, encumbrance, charge, lis pendens, administrative proceeding, governmental investigation, or litigation pending or threatened; (Li) the promotion, sale or marketing of any products or services by, through or on the Service by Network, including claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with any applicable laws or regulations and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Service; (iii) Network's failure or alleged failure to fully comply with all applicable Network Regulatory Requirements to which it is subject, or any other failure by Network that causes SONIF1 to violate any SONIF1 Regulatory Requirements, and any lines, forfeitures, attorneys' lees and disbursements and court and/or administrative costs related to or arising out of Network's breach of this Section 14.2; and (iv) Network's failure or alleged failure to have acquired at the pertinent time when all or part of the Service is made available to SONIFI, good title to, and/or each and every property right or other right necessary for Network to satisfy its obligations hereunder.

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14.3          By SONIFI. Without limiting SONIFI's other indemnification obligations herein, SONIFI shall indemnify, defend and hold harmless Network and Network's parents, subsidiaries and affiliates and each of their present and former officers, shareholders, directors, employees, partners and agents from and against any and all Losses, arising directly or indirectly out of any material added to. Altered in, or deleted from the Service by SONIFI, unless such addition, Alteration or deletion was at the direction of Network.

14.4          Process. Promptly after receipt by a Party of notice of the commencement of any action, suit, proceeding or investigation in respect of which a claim for indemnification may be made hereunder by it or its parents, subsidiaries or affiliates or any of their present and former officers, shareholders, directors, employees, partners and agents, such. Party will give written notice thereof to the other Party; but any failure or delay in so notifying the other Party will not relieve the other Party from any liability or obligation which the other Party may have to any indemnified person or entity except to the extent such failure or delay material prejudices or impair the other Party's defense of the applicable action, suit, proceeding, or investigation. The indemnifying Party shall have primary control of the defense of the action, suit, proceeding or investigation and negotiation for its settlement, except that (a) the indemnified Party may, at its own cost and expense, obtain separate counsel to represent its interest, and (h) the indemnifying Party may enter into a settlement of a third party action, suit, proceeding or investigation if such settlement (i) involves only the payment of money damages by the indemnifying Party, and (ii) includes a complete release of the indemnified Party's indemnitees, it being acknowledged and agreed that any other settlement shall be subject to the written consent of the indemnified Party's indemnitees. The indemnified Party shall cooperate reasonably with the indemnifying Party's defense and the indemnifying Party shall reimburse the indemnified. Party tier its reasonable out-of-pocket expenses in providing such cooperation.

15.          Termination Rights.

15.1          Without limiting Network's other rights and remedies available to Network at law, in equity or under this Agreement, Network may, by notifying SONIFI, terminate this Agreement if: (a) SONIFI is in material breach of this Agreement and SONIFI has not cured such breach within thirty (30) days after receipt of Network's written notice specifying and describing such breach; (b) SONIFI has filed a petition in bankruptcy or reorganization, is insolvent or has sought relief under any law related to SONIFI's financial condition or its ability to meet its payment obligations hereunder; (c) any involuntary petition in bankruptcy or reorganization has been filed against SONIFI pursuant to applicable law, or any relief under any such law has been sought by any creditor(s) of SONIFI, unless such petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought, or (b) without cause, after providing SONIFI with at least forty-five (45) days' prior written notice.

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15.2          Without limiting SONIFI's other rights, remedies and defenses available to SONIFI at law, in equity or under this Agreement, SONIFI may, by notifying Network, terminate this Agreement if: (a) Network is in material breach of this Agreement and Network has not cured such breach within thirty (30) days (or ten (10) days in the event of Network's payment failure) after receipt of SONIFI's written notice of such breach, unless a shorter cure period is specified elsewhere in this Agreement for a specific breach, in which case such shorter cure period will apply; (b) Network has filed a petition in bankruptcy or reorganization, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations hereunder; (c) any involuntary petition in bankruptcy or reorganization has been filed against Network pursuant to applicable law, or any relief under any such law has been sought by any creditor(s) of Network, unless such petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought; (d) the distribution of the Signal or the Service on the SONIFI Platforms violates any Regulatory Requirement or applicable law, rule, regulation, administrative order, court order or judicial decision; (e) upon written notice to Network if Network fails to deliver the Signal, Equipment, or Credentials to SONIFI in accordance with Section 7 hereof (for any reason, including a Force Majeure Fvent) for a continuous period of fourteen (14) days or a continuous period of one (1) hour per day for fourteen (14) days or more (whether consecutive or not) in any ninety (90) day period; or (1) without cause, after providing Network with at least forty-five (45) days' prior written notice.

15.3          Upon any termination as herein provided, SONIFI shall discontinue distribution of the Signal or the Service to all affected SONIFI Platforms and Network shall discontinue all marketing and promotion efforts for which SONIFI's written approval was required pursuant to Section 11.2 hereof.

16.          Confidentiality. Neither SONIFI nor Network shall disclose to any third party (other than its respective employees and/or agents, in their capacity as such and other than any affiliated entity, subject in each case to such permitted third party agreeing to be bound by confidentiality obligations at least as restrictive as those contained herein) the terms of this Agreement or any other Confidential Information of the other Party, except: (a) to the extent necessary (but redacted to the greatest extent possible) to comply with applicable law or the valid order of a court or administrative agency of competent jurisdiction, in which event the Party making such disclosure shall so notify the other as promptly as practicable and shall seek confidential treatment of such information; (b) as part of its normal reporting to or review procedure of its parent company, its auditors and its attorneys; provided, however, that such parent company, auditors and attorneys agree to abide by these confidentiality provisions, (c) to potential investors and purchasers, provided that such investors and purchasers agree in writing to confidentiality provisions at least as restrictive as those contained herein; (d) in order to enforce its rights pursuant to this Agreement, and/or (e) if mutually agreed by SON IFI and Network in writing In addition to and notwithstanding the generality of the foregoing, neither SONIFI nor Network shall make any news release or public announcement concerning all or any part of its discussions or negotiations with the other; provided, however, that the Parties may make a press release or public announcement disclosing the existence of the Agreement and the Service covered hereby without causing a breach of this confidentiality provision.

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17.          Miscellaneous.

17.1          Notices. Any consent, election or notice required or permitted to be given under this Agreement shall be in writing and sent by overnight courier or certified mail, return receipt requested, addressed us follows, or to such other address or addresses as shall, from time to time, be furnished in writing by the Party to receive such notice to the other Party. All notices shall be deemed delivered upon receipt.

If to SONIFI:	SONIFI Solutions, Inc
3900 West Innovation Street
Sioux Fulls, SD 57107
Attn: Legal Department

If to Network:	Zonzia Media, Inc
112 W. 34th Street, Suite 1555
New York, New York
Attn: Myles A. Prcsscy 111

17.2          Force Majeure. Except as otherwise set forth in this Agreement, neither SONIFI nor Network has any rights against the other for failure to perform its respective obligations due to a Force Majeure Event. If a Party is unable to perform its obligations because of a Force Majeure Event, such Party will provide written notice to the other as soon as reasonably practicable after the occurrence of the Force Majeure Event. Notwithstanding anything to the contrary, if a Force Majeure Event causes a Service interruption (sporadically or continuously) or degrades the quality of the Signal received by SONIFI, SONIFI may immediately insert programming of its choice on the channel (or equivalent) otherwise identified with the Service until the Service is fully operational and carriage is restored. If such interruptions or degradations occur for a continuous period of fourteen (14) days or a continuous period of one (1) hour per day for fourteen (14) days or more (whether consecutive or not) in any ninety (90) day period for three (3) consecutive months (for any reason, including but not limited to a Force Majeure Event), SONIFI shall have the right to terminate this Agreement upon written notice to Network.

17.3          Binding Effect; Assignment. Subject to the provisions of this Section 17.3, this Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(a)	This Agreement may not be assigned by SONIFI without the prior written consent of Network, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that SONIH may assign this Agreement without the consent of Network to (1) any SONIFI Entity having the requisite rights, capabilities and authorities to fully perform SONIF1's obligations under this Agreement or (ii) any entity acquiring all or substantially all of the assets of SONIFI provided such entity has the rights, capabilities and authorities to fully perform SONIFI's obligations hereunder. In the event of any valid assignment of this Agreement by SONIFI_ SONIFI shall be relieved of all obligations arising thereafter, if any, and Network shall look solely to the assignee for enforcement of such obligations.
(b)	This Agreement may not be assigned by Network without the prior written consent or SONIFI, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Network may assign this Agreement without the consent of SONIFI to (i) any Network Entity having the requisite rights, capabilities and authorities to fully perform Network's obligations under this Agreement or (ii) any entity acquiring all or substantially all of the assets of Network. In the event of any valid assignment of this Agreement by Network, Network shall be relieved of all obligations arising thereafter, if any, and SONIFI shall look solely to the assignee for enforcement of such obligations.

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17.4          No Inference Against Author. Network and SONIFI each acknowledge that this Agreement was fully and voluntarily negotiated by the Parties and, therefore, no provision of this Agreement shall be interpreted against any Party because such Party or its legal representative drafted such provision.

17.5          Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in at law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

17.6          Limitation of Liability. Excluding only a Party's indemnification obligations hereunder with respect to third party claims and claims or losses arising out of a Party's gross negligence or willful misconduct, neither Party shall, for any reason or under any legal theory, be liable to the other or any third party for any special, punitive, indirect, incidental, consequential, exemplary or statutory damages, or for loss of profits, lost revenues, lost opportunities, loss of goodwill, lost efficiencies, damage to or loss of personal property or data or services, regardless of whether such damages or losses were foreseeable and regardless of the theory of liability, even if such Party has been informed in advance of the possibility of such damages or losses.

17.7          Governing Law and Venue. 'the interpretation, performance and enforcement of this Agreement, and all legal actions brought under or in connection with the subject matter of this Agreement, shall be governed by the laws of the State of New York (except that any conflicts-of-law principles of such state that would result in the application of the law of another jurisdiction shall be disregarded), The respective obligations of the panics under this Agreement are subject to all applicable laws and regulations. Any legal action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the City of New York. Each Party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum. Each Party waives any objection to the laying of the venue of any legal action brought under or in connection with the subject matter of this Agreement in the Federal or state courts sitting in the City of New York, and agrees not to plead or claim in such courts that any such action has been brought in an inconvenient forum.

17.8          Entire Agreement, Amendments., Modifications. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all previous or contemporaneous agreements and understandings whether oral or written) between the Parties with respect to the subject matter hereof No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless set forth in a written agreement executed by an officer of such Party. The invalidity or unenforceability of any provision of this Agreement will not affect the validity of any other provision of this Agreement, and in the event that any provision is determined to be invalid or otherwise illegal, this Agreement will remain in effect and will be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

17.9          Survival. All representations, covenants and warranties set forth herein shall remain in full force and effect throughout the Term and shall be deemed to be made continuously throughout the Term. All indemnification obligations set forth herein shall survive the expiration or termination of this Agreement. In addition, Sections 1 8, 12, 14, 16, and 17 shall survive the expiration or termination of this Agreement.

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17.10          Waivers. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is set forth in a written instrument executed by an officer of such Party. No waiver of any right, power or remedy or a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

17.11          Relationship of the Parties. Nothing herein shall be deemed to create any joint venture or agency relationship between the Parties, and neither Party is authorized to or shall act toward third parties or the public in any manner which would indicate any such relationship with the other. There shall be no third-party beneficiaries of this Agreement.

17.12          Subject to Laws and Regulations. The obligations of SONIFI and Network under this Agreement are subject to all applicable laws and regulations. Nothing herein shall require any Party to take any action that would result in the violation of any applicable law or regulation.

17.13          Non-Disparagement. Network shall not distribute, include or publish (or release for publication by another) in any medium (including by superimposing or embedding in a Signal (or any component thereof) or in any Network programming or Ad Time) any spot. Ad, video clip, message, electronic mail, document, readable computer file, communication, announcement or "crawl" that (a) is intended to disparage or does disparage (or is otherwise intended to negatively portray) SONIFI any SONIFI Entity or any SONIFI Platform; (b) is intended to or would adversely affect or interfere with relations between SONIFI, any SONIFI Entity or any SONIFI Platform, on the one hand, and any current, former or potential SONIFI customer or user of any SONIF1 Platform, or trade, franchise, licensing, governmental or quasi-governmental agencies, authorities or instrumentalities, on the other hand; or (c) is intended to damage the business, commercial reputation or competitive position of SONIFI, any SONIFI Entity or any SON I Fl Platform. SONIFI shall not distribute, include or publish (or release for publication by another) in any medium (including by superimposing or embedding in a Signal (or any component thereof) or in any SONIFI programming or Ad Time) any spot, Ad, video clip, message, electronic mail, document, readable computer file, communication announcement or "crawl" that (a) is intended to disparage or does disparage (or is otherwise intended to negatively portray) Network, any Network Entity or any Network Platform; (b) is intended to or would adversely affect or interfere with relations between Network, any Network Entity or any Network Platform, on the one hand, and any current, former or potential Network customer or user of any Network Platform, or trade, franchise, licensing, governmental or quasi-governmental agencies, authorities or instrumentalities, on the other hand; or (c) is intended to damage the business, commercial reputation or competitive position of Network, any Network Entity or any Network Platform.

17.14          Rights and Remedies Cumulative. All rights and remedies given to a Party by this Agreement, applicable laws and regulations, court orders, and administrative and judicial decisions shall be in addition to and cumulative with any and all other rights and remedies, existing or implied, now or hereafter available to such Party, at law or in equity, and such rights and remedies shall not be exclusive, but each and every right and remedy given by this Agreement or otherwise existing or given may be exercised from time to time and as often and in such order as may be deemed expedient by such Party and the exercise of one or more remedies or rights shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right or remedy.

17.15          Execution. The Parties agree to accept as originals facsimile copies of signatures or signatures submitted in documents Forwarded as e-mailed attachments.

[Signature page follows]

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IN WITNESS WHEREOF each of the Parties ha, executed this Agreement as of the Effective Date.

SONIFI Solutions, Inc.	Zonzia Media, Inc.

By: /s/ Tommy Moreno	By: /s/ Myles A. Pressey III

Name: Tommy Moreno	Name: Myles A. Pressey III

Title: SVP, Content & Advertising	Title: Chairman

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